Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Norfolk Southern Corporation:

We consent to the incorporation by reference in the registration statement numbers 333-71321, 333-205880 and 333-207640 on Form S-8 and 333-222869 on Form S-3 of Norfolk Southern Corporation of our reports dated February 6, 2020, with respect to the consolidated balance sheets of Norfolk Southern Corporation as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, cash flows and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule of valuation and qualifying accounts as listed in Item 15(A)2 (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Norfolk Southern Corporation.

Our report on the consolidated financial statements refers to a change in accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842) and the related amendments.

/s/ KPMG LLP
KPMG LLP
Atlanta, Georgia
February 6, 2020